Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in Form 10-K (No. 000-50160) of Hechinger Liquidation Trust of our report dated December 27, 2006 relating to the financial statements of Hechinger Liquidation Trust which appear in such Form 10-K.
/s/ Kaiser Scherer & Schlegel, PLLC
McLean, Virginia
December 27, 2006